UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 23-11-2010

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 2.02 - 3rd Quarter Results

Signet Reports Third Quarter Profit

HAMILTON, Bermuda, November 23, 2010 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the world’s largest specialty retail jeweler, today announced its results for 13 weeks (“third quarter”) and 39 weeks (“year to date”) ended October 30, 2010.

Third Quarter Highlights:
•	Same store sales: up 7.2%, US division up 9.7%
•	Income before income taxes: $12.0 million, up $25.3 million
•	Basic and diluted earnings per share: $0.07, up $0.17
•	Prepayment of private placement notes announced, which will improve financial and operational flexibility
•
Free cash flow1 now anticipated to be at upper end of previously announced $225 million to $275 million target range for Fiscal 20112, before the prepayment of private placement notes and resultant $47 million ‘Make Whole’ payment

1  Net cash provided by operating activities less net cash flows used in investing activities.
2  Fiscal 2010 is the 52 weeks ended January 30, 2010 and Fiscal 2011 is the 52 weeks ending January 29, 2011.

Terry Burman, Chief Executive of Signet, commented: “We are delighted with our third quarter results, reflecting the ongoing success of our competitive advantages and strong balance sheet.  In particular, the 9.7% US same store sales increase was a very good performance, which drove strong operating leverage and a return to third quarter profitability.

The economic environment remains challenging for the very important fourth quarter.  However, we are confident that we are well prepared to compete in both the US and the UK markets.”

Enquiries:	Ron Ristau, CFO, Signet Jewelers	+1 441 296 5872

Press:	Alecia Pulman, ICR, Inc	+1 203 682 8224
	Jonathan Glass, Brunswick	+44 (0)20 7404 5959

Signet is the world’s largest specialty retail jeweler and operated 1,886 stores at October 30, 2010; these included 1,342 stores in the US, where it trades as “Kay Jewelers,” “Jared The Galleria Of Jewelry” and under a number of regional names.  At that date Signet also operated 544 stores in the UK division, where it trades as “H.Samuel,” “Ernest Jones” and “Leslie Davis.”  Further information on Signet is available at www.signetjewelers.com.  See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

Conference call
There will be a conference call today at 8.30 a.m. EST (1.30 p.m. GMT and 5.30 a.m. Pacific Time) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com.  The slides are available to be downloaded from the website ahead of the conference call.  To help ensure the conference call begins in a timely manner, all participants should dial in 5 to 10 minutes prior to the scheduled start time.  The call details are:

US dial-in:                                                       +1 212 444 0896                                           Access code: 9045681
European dial-in:                                                       +44 (0)20 7138 0845                                           Access code: 9045681

A replay of the conference call and a transcript of the call will be posted on Signet’s website as soon as is practical after the call has ended.

RESULTS OF OPERATIONS
The consumer environment in both the US and the UK remained challenging in the third quarter, however the business continued to utilize its competitive advantages and strong balance sheet to improve sales and enhance operating margins.  As a result, Signet’s third quarter results returned to a profit in Fiscal 2011, after reporting a loss for the third quarters of Fiscal 2009 and 2010.

Sales and operating income
Same store sales were up 7.2%, compared to a decline of 1.8% in the third quarter last year.  In the year to date, same store sales increased 5.8%, compared to a decline of 3.4% in the comparable period last year.  Total sales rose by 5.0% to $641.8 million in the third quarter (13 weeks to October 31, 2009: $611.4 million), reflecting an underlying increase of 6.0% at constant exchange rates; non-GAAP measure, see Note 14.  In the year to date, total sales rose by 4.3% to $2,166.9 million (39 weeks to October 31, 2009: $2,076.8 million).  The increase at constant exchange rates was 4.9%; non-GAAP measure, see Note 14.  The breakdown of the sales performance is set out in Table 1 below.

Table 1	Third Quarter.			Year To Date.
	US	UK	Signet	US	UK	Signet
Sales, million	$497.0	$144.8	$641.8	$1,737.2	$429.7	$2,166.9
% of total	77.4%	22.6%	100.0%	80.2%	19.8%	100.0%

Change in sales	US	UK	Signet	US	UK	Signet
	%	%	%	%	%	%
Same store sales	9.7	(0.6)	7.2	7.5	(0.5)	5.8
Change in store space	(0.9)	(2.0)	(1.2)	(0.7)	(1.6)	(0.9)
Total at constant exchange rates	8.8	(2.6)	6.0	6.8	(2.1)	4.9
Exchange translation1	—	(3.6)	(1.0)	—	(2.5)	(0.6)
Change in total sales as reported	8.8	(6.2)	5.0	6.8	(4.6)	4.3
1 See Note 14.

Gross margin was $193.6 million for the third quarter (13 weeks to October  31, 2009: $163.0 million) and $724.4 million for the year to date (39 weeks to October 31, 2009: $634.2 million), up by 18.8% and by 14.2% respectively.  Gross margin rate increased by 350 basis points in the third quarter and by 290 basis points in the year to date, see Table 2 below.  The gross merchandise margin improved by 70 basis points in the third quarter and by 80 basis points in the year to date, driven by price increases, and lower diamond costs which more than offset the impact of higher gold costs and the weakness of pound sterling against the US dollar.  The net bad debt to sales ratio again improved compared to the comparable quarter last year.  Leverage of store occupancy costs in the US also benefited gross margin.

Selling, general and administrative expenses were $201.5 million for the third quarter (13 weeks to October 31, 2009: $197.3 million) and $643.7 million for the year to date (39 weeks to October 31, 2009: $633.9 million), up by 2.1% and 1.5% respectively.  Selling, general and administrative expenses as a percentage of sales decreased by 90 basis points in the quarter and by 80 basis points in the year to date compared to the comparable periods in Fiscal 2010.  Tight expense control combined with leverage of selling expenses more than made up for a non-recurring $5.0 million benefit to expenses in the third quarter of Fiscal 2010 and $15 million in the 39 weeks to October 31, 2009, due to a change in vacation entitlement policy.  In the fourth quarter of Fiscal 2010, there was a non-recurring charge of $1.6 million due to this change.

Table 2	Third Quarter		Year To Date
	Fiscal 2011%	Fiscal 2010%	Fiscal 2011%	Fiscal 2010%
Sales	100.0	100.0	100.0	100.0
Cost of sales	(69.8)	(73.3)	(66.6)	(69.5)
Gross margin	30.2	26.7	33.4	30.5
Selling, general and administrative expenses	(31.4)	(32.3)	(29.7)	(30.5)
Other operating income	4.1	4.6	3.8	4.2
Operating income/(loss), net	2.9	(1.0)	7.5	4.2
Net financing costs	(1.0)	(1.2)	(1.0)	(1.3)
Income/(loss) before income taxes	1.9	(2.2)	6.5	2.9
Income taxes	(1.0)	0.8	(2.1)	(0.9)
Net income/(loss)	0.9	(1.4)	4.4	2.0

Other operating income was $26.4 million in the third quarter (13 weeks to October 31, 2009: $28.4 million).  For the year to date, other operating income was $81.3 million (39 weeks to October 31, 2009: $87.0 million).  The reduction in both the third quarter and the year to date primarily reflected the adverse impact of amendments to the Truth in Lending Act.  The estimated net direct adverse impact on operating income from the amendments remains $15 million to $17 million in Fiscal 2011.

Third quarter operating income was $18.5 million (13 weeks to October 31, 2009: loss $5.9 million), and operating margin was 2.9% (13 weeks to October 31, 2009: (1.0)%).  For the year to date, operating income increased by 85.6% to $162.0 million (39 weeks to October 31, 2009: $87.3 million), up 84.9% at constant exchange rates; non-GAAP measure, see Note 14.  Operating margin was 7.5% for the year to date (39 weeks to October 31, 2009: 4.2%).

Interest income and expense
Interest income was $0.3 million for the third quarter (13 weeks to October 31, 2009: $nil) and $0.6 million for the year to date (39 weeks to October 31, 2009: $0.7 million).  Very low interest rates meant that the increase in cash had little impact on interest income.  Interest expense declined by $0.6 million to $6.8 million for the third quarter (13 weeks to October 31, 2009: $7.4 million).  Interest expense for the year to date was $21.8 million (39 weeks to October 31, 2009: $27.2 million).  Interest expense largely related to Private Placement Notes incurring a blended fixed rate of interest of 8.11%.  Both the third quarter and the year to date benefited from the repayment of $50.9 million of Private Placement Notes on March 9, 2010, and lower fees.

Income before income taxes
Income before income taxes was $12.0 million for the third quarter (13 weeks to October 31, 2009: loss $13.3 million).  Income before income taxes was $140.8 million for the year to date (39 weeks to October 31, 2009: $60.8 million), an increase of 131.6%.

Provision for income taxes
The charge to income taxes for the year to date was $45.8 million (39 weeks to October 31, 2009: $19.2 million), being an effective tax rate of 32.5%, which reflects the recognition of $4.5 million previously unrecognized tax benefit in the second quarter of Fiscal 2011.  The charge to income taxes in the third quarter was $6.0 million (13 weeks to October 31, 2009: $4.6 million credit), being an effective tax rate of 50.0%.  The anticipated effective tax rate for Fiscal 2011 is currently estimated to be 32.5% (Fiscal 2010: 31.8%).

Net income
Net income was $6.0 million for the third quarter (13 weeks to October 31, 2009: loss $8.7 million), and $95.0 million for the year to date (39 weeks to October 31, 2009: $41.6 million), an increase of 128.4%.

Earnings per share
Basic and diluted earnings per share were both $0.07 for the third quarter (13 weeks to October 31, 2009: both $0.10 loss per share).  Basic and diluted earnings per share were $1.11 and $1.10 for the year to date (39 weeks to October 31, 2009: both $0.49), an increase of 126.5% and 124.5% from the comparable prior year period.

LIQUIDITY AND CAPITAL RESOURCES

Table 3	39 weeks to
Summary Statement of Cash Flows	October 30, 2010	October 31, 2009
	$million	$million
Net income	95.0	41.6
Adjustments to reconcile net income to net cash provided by operations	94.5	95.0
Net income adjusted for non-cash items1	189.5	136.6
Changes in operating assets and liabilities	7.4	212.5
Net cash provided by operating activities	196.9	349.1
Net cash flows used in investing activities	(39.5)	(30.3)
Free cash flow2	157.4	318.8
Facility fees paid	(1.3)	(9.3)
Net change in Common Shares3	2.0	0.9
	158.1	310.4

(Net debt4) at start of period	(7.9)	(470.7)
Effect of exchange rate changes on cash & cash equivalents	(2.0)	3.6
Effect of exchange rate changes on debt	-	(4.0)
Net cash/(net debt4)	148.2	(160.7)
1  Net income adjusted to reconcile net income to cash provided by operations; non-GAAP measure, see Note 14.
2  Net cash provided by operating activities less net cash flows used in investing activities, non-GAAP measure; see Note 14.
3  Proceeds from issuance of Common Shares less purchase of treasury shares.
4  Net total of cash and cash equivalents, loans and overdrafts, and long-term debt; non-GAAP measure, see Note 14.

During the 39 weeks to October 30, 2010, net income and net income adjusted for non-cash items was $95.0 million and $189.5 million (39 weeks to October 31, 2009: $41.6 million and $136.6 million); non-GAAP measure, see Note 14.  The $53.4 million increase in net income reflected the improved operating performance of the business.  Changes in operating assets and liabilities generated cash flows of $7.4 million (39 weeks to October 31, 2009: $212.5 million).  Inventories increased by $125.9 million (39 weeks to October 31, 2009: decreased by $86.5 million) as a result of seasonality.  In Fiscal 2010, an inventory realignment program was undertaken by management.  Accounts receivable decreased by $87.6 million (39 weeks to October 31, 2009: $95.5 million), primarily reflecting seasonality partly offset by sales growth.

Year to date net cash flow used in investing activities was $39.5 million (39 weeks to October 31, 2009: $30.3 million), nearer to a maintenance level of investment.  The US division used $33.5 million (39 weeks to October 31, 2009: $22.8 million) and the UK division used $6.0 million (39 weeks to October 31, 2009: $7.5 million).

Year to date positive free cash flow was $157.4 million (39 weeks to October 31, 2009: $318.8 million); non-GAAP measure, see Note 14, with the increase in net income adjusted for non-cash items offset by a lower inflow from changes in operating assets and liabilities.  In the fourth quarter of Fiscal 2011, accounts receivable are expected to increase due to the seasonal nature of sales.  Reflecting better than planned net income in the year to date and an expectation that in the balance of the year working capital will continue to be tightly managed, positive free cash flow for Fiscal 2011, before the prepayment of Private Placement Notes and resultant $47 million ‘Make Whole’ payment, is now anticipated to be towards the top end of the previously indicated range of $225 million to $275 million.

During the 39 weeks to October 30, 2010, $2.0 million (39 weeks to October 31, 2009: $0.9 million) was received for the issuance of Common Shares pursuant to Signet’s equity compensation programs.

Debt at October 30, 2010 was $266.7 million (October 31, 2009: $300.3 million), with cash and cash equivalents of $414.9 million (October 31, 2009: $139.6 million).  Net cash at October 30, 2010 was $148.2 million (October 31, 2009: net debt $160.7 million); non-GAAP measure, see Note 14.  On
March 9, 2010, Signet made a repayment at par of $50.9 million of Private Placement Notes.

Signet maintains a $300 million revolving credit facility expiring in June, 2013.  On March 9, 2010, the facility was reduced from $370 million to its current level.  In October 2010, this facility was amended to eliminate the obligation to reduce the amount of the facility by 60% of any reduction in net debt from the prior year end, revise the fixed charge cover covenant as defined in the agreement to 1.55:1 for the remaining duration of the agreement, delete the annual limit on capital expenditure, increase the aggregate cost of assets that may be acquired in any fiscal year to $50.0 million and remove any restrictions on payment of dividends or share repurchases.  The facility was undrawn at October 30, 2010 and at October 31, 2009.

On October 27, 2010, Signet notified the holders of its Private Placement Notes (the “Notes”) that it was exercising its right to prepay in full the $229.1 million of outstanding Notes on November 26, 2010 (the “Prepayment Date”).  This will result in a reduction in interest expense of $101.7 million over the remaining term of the Notes.  The prepayment requires the payment of all accrued interest up to the Prepayment Date plus a premium as determined by the “Make Whole” provision contained in the agreement governing the Notes.  The Make Whole premium is determined on November 23, 2010, is dependent on medium term US Treasury yields, and is expected to be approximately $47 million, including an associated cost of hedging this payment against movements in US Treasury yields.  The payment will be reflected in Signet’s results for the fourth quarter of Fiscal 2011 and is anticipated to have a net $0.32 adverse impact on diluted earnings per share.  The impact on earnings in Fiscal 2011 includes a $0.02 per share benefit from the elimination of interest expense on the Notes from November 26, 2010 as a result of the prepayment.  In the fiscal year ending January 28, 2012 (“Fiscal 2012”), the prepayment is estimated to result in a benefit to diluted earnings per share of $0.13.

The Notes were the only material borrowings by Signet during the quarter. Signet has significant amounts of cash and cash equivalents invested in several ‘AAA’ rated liquidity funds and at a number of financial institutions.  The amount invested in each liquidity fund or at each financial institution takes into account the credit rating and size of the liquidity fund or financial institution and are for various durations of up to one month and have an average duration of under seven days.

Correction of immaterial error
During the third quarter of Fiscal 2011, Signet changed the period of revenue and cost deferral for its extended service plans.  Signet has adjusted in this quarter for the affected prior periods.  Additional information regarding the correction of the immaterial error is given in Note 1.

OPERATING REVIEW

US division (~80% of annual sales)
In the third quarter of Fiscal 2011, the US division’s sales were $497.0 million (13 weeks to October 31, 2009: $457.0 million) up by 8.8%, and same store sales rose by 9.7% compared to a decline of 2.3% in the third quarter last year.  In the year to date, sales were up by 6.8% to $1,737.2 million (39 weeks to October 31, 2009: $1,626.4 million) and same store sales rose by 7.5% compared to a decline of 3.5% in the prior year period.  See Table 4 below for analysis.

Table 4			Change from previous year
Third quarter Fiscal 2011		Average			Average
		unit		Same	unit
		selling	Total	store	selling
	Sales	price1	sales	sales	price1
Kay	$276.3m	$413	7.4%	8.6%	6.6%
Regional brands	$56.3m	$413	(5.0)%	2.6%	4.6%
Jared	$164.4m	$867	16.9%	14.3%	6.9%
US division	$497.0m	$484	8.8%	9.7%	8.0%

Year to date Fiscal 2011
Kay	$984.1m	$352	4.3%	4.9%	5.9%
Regional brands	$197.0m	$362	(6.6)%	2.2%	0.9%
Jared	$556.1m	$784	17.8%	14.8%	5.3%
US division	$1,737.2m	$415	6.8%	7.5%	4.5%
1  Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple purchase and frequency of purchase much greater, than products historically sold by the division.

In the third quarter and the year to date, the US division benefited from its competitive advantages, with many of its middle market competitors being operationally or financially constrained.  The bridal category and differentiated products performed well.  Jared also benefited from a recovery in spending among US households with above average incomes and the expansion of the Pandora range in November 2009.

In the third quarter, the US division’s operating income increased by $23.7 million to $25.7 million (13 weeks to October 31, 2009: $2.0 million, which included a $5.0 million non-recurring, favorable impact from a change in vacation entitlement policy).  In the year to date, US operating income increased by 69.7% to $174.8 million (39 weeks to October 31, 2009: $103.0 million, which included a $15.0 million non-recurring, favorable impact from a change in vacation entitlement policy).  The net direct adverse impact of amendments to the Truth in Lending Act was $3.0 million in the third quarter and $9.8 million in the year to date.  The operating margin in the third quarter was 5.2% (13 weeks to October 31, 2009: 0.4%) and 10.1% in the year to date (39 weeks to October 31, 2009: 6.3%).

In the third quarter and in the year to date, the US division’s gross merchandise margin rate was up compared to the prior year period by 90 basis points and 110 basis points respectively.  The gross merchandise margin rate benefited from selective price increases implemented in the first and third quarters of Fiscal 2010, lower average diamond inventory costs, and reduced price discounting; more than offsetting a higher cost of gold.  It is now expected that the US division’s gross merchandise margin rate in Fiscal 2011 will be at least at the same level as in Fiscal 2010.

Credit participation was 60.0% in the third quarter (13 weeks to October 31, 2009: 59.7%) and 55.7% year to date (39 weeks to October 31, 2009: 55.6%).  The net bad debt to total sales ratio was 5.9% in the third quarter (13 weeks to October 31, 2009: 8.4%).  In the year to date, the ratio was 4.4% (39 weeks to October 31, 2009: 6.0%).  The reduction reflected a more stable rate of employment and a continuation of the improved receivables performance that began in the fourth quarter of Fiscal 2010.  The average monthly collection rate was 12.1% in the third quarter and 12.8% in the year to date (13 weeks to October 31, 2009: 12.0% and 39 weeks to October 31, 2009: 12.6%).  US net accounts receivable at October 30, 2010 was $763.9 million (October 31, 2009: $722.1 million), reflecting higher sales in the US division.

Selling, general and administrative expenses were tightly controlled in both the quarter and the year to date, but were impacted by variable expenses, including compensation, related to the level of sales growth achieved.  In the fourth quarter, the level of advertising expenditure will be increased from previously anticipated levels.

Stores opened and closed in the 39 weeks to October 30, 2010, together with planned changes for the balance of Fiscal 2011 are set out in Table 5 below.

Table 5	Kay	Kay				Annual net
	mall	Off-mall	Regionals	Jared1	Total	space change
January 30, 2010	794	129	260	178	1,361	(1)%
Opened	1	1	—	2	4
Closed	(11)	(3)	(9)	—	(23)
October 30, 2010	784	127	251	180	1,342
Openings, planned	2	1	—	—	3
Closures, forecast	(2)	—	(26)	—	(28)
January 29, 2011	784	128	225	180	1,317	(2)%
1  A Jared store is equivalent in size to just over four mall stores.

UK division (~20% of annual sales)
In the third quarter of Fiscal 2011, the UK division’s sales were down by 6.2% to $144.8 million (13 weeks to October 31, 2009: $154.4 million), reflecting an underlying decrease of 2.6% at constant exchange rates; non-GAAP measure, see Note 14.  Same store sales were down 0.6%, similar to the decline of 0.2% in the prior year period.  In the year to date, sales were down by 4.6% to $429.7 million (39 weeks to October 31, 2009: $450.4 million), and down 2.1% at constant exchange rates; non-GAAP measure, see Note 14.  Same store sales decreased by 0.5%, compared to a decline of 3.0% in the prior year period.  See Table 6 below for analysis.  There was an operating loss of $1.6 million in the third quarter (13 weeks to October 31, 2009: loss $3.6 million) and an operating profit of $1.7 million in the year to date (39 weeks to October 31, 2009: loss $3.9 million).

H.Samuel’s and Ernest Jones’ same store sales performance in the third quarter of Fiscal 2011 were both similar to the first half.  The charm bracelet category continued to perform well, as did gold rings.  In the third quarter, average unit selling price, excluding the charm bracelet category, increased by 10.6%, and by 11.4% in the year to date, primarily reflecting the impact of price increases implemented to largely counter pressure on gross merchandise margin.

In the third quarter, the UK division’s gross merchandise margin was unchanged from the prior year period, and was down by 30 basis points year to date.  The impact of a weak pound sterling to US dollar exchange rate, an increase in the cost of gold and a higher value added tax rate were largely offset by a number of price increases in the past year.  For Fiscal 2011, the gross merchandise margin expectation remains somewhat below that of Fiscal 2010.  Selling, general and administrative expenses were tightly controlled in both the quarter and the year to date.

Table 6			Change from previous year
Third quarter Fiscal 2011		Average		Sales at		Average
		unit		constant	Same	Unit
		selling	Total	exchange	store	Selling
	Sales	price1,2	Sales	rates3,4	sales	price2
H.Samuel	$76.0m	£58	(6.4)%	(2.8)%	(1.6)%	8.3%
Ernest Jones5	$68.8m	£267	(3.3)%	0.4%	0.4%	7.8%
UK division	$144.8m	£93	(6.2)%	(2.6)%	(0.6)%	10.6%

Year to date Fiscal 2011
H.Samuel	$224.0m	£57	(5.3)%	(2.8)%	(1.6)%	10.0%
Ernest Jones5	$205.7m	£260	(1.9)%	0.7%	0.8%	9.6%
UK division	$429.7m	£92	(4.6)%	(2.1)%	(0.5)%	11.4%

1  The average unit selling price2 in the third quarter for H.Samuel was $89, for Ernest Jones was $409 and for the UK division was $142.  The average unit selling price2 in the year to date for H.Samuel was $87, for Ernest Jones was $398 and for the UK division was $141.

2  Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple purchase and frequency of purchase much greater, than product historically sold by the division.

3 Non-GAAP measure, see Note 14.
4 The exchange translation impact on the total sales of H.Samuel was (3.6)% and (2.5)%, and for Ernest Jones was (3.7)% and (2.6)%, respectively for the three and nine months ended October 30, 2010.
5 Includes stores trading as Leslie Davis.

Stores closed in the 39 weeks to October 30, 2010, together with planned changes for the balance of Fiscal 2011 are set out in Table 7 below.

Table 7				Annual net
	H.Samuel	Ernest Jones1	Total	space change
January 30, 2010	347	205	552	(1)%
Opened	—	—	—
Closed	(5)	(3)	(8)
October 30, 2010	342	202	544
Openings, planned	—	—	—
Closures, forecast	(5)	(2)	(7)
January 29, 2011	337	200	537	(2)%
1  Includes stores trading as Leslie Davis.

Unallocated costs
In the third quarter, unallocated costs, principally central costs not allocated to the US or UK division in Signet’s management accounts, were $5.6 million (13 weeks to October 31, 2009: $4.3 million) and were $14.5 million in the year to date (39 weeks to October 31, 2009: $11.8 million).  In Fiscal 2011, there are anticipated to be additional costs of about $2 million related to the relocation of certain central functions to the US from the UK.  In the fourth quarter of Fiscal 2011, an additional expense, currently estimated at $7 million to $9 million, will be incurred primarily arising from the appointment of a new chief executive officer, whose contract includes compensation for amounts foregone from his prior employment.

MANAGEMENT SUCCESSION

On September 29, 2010, Michael (“Mike”) Barnes was appointed Chief Executive Officer, effective January 30, 2011.  He will join Signet on December 1, 2010 as Chief Executive Officer Designate and will be based in Akron, Ohio.  He will succeed Terry Burman who will retire, as previously announced, on January 29, 2011.  Mike Barnes has been with Fossil, Inc. (a global design, marketing and distribution company that specializes in consumer fashion accessories including; watches, jewelry, handbags, small leather goods, belts, sunglasses and clothing) for over twenty-five years, most recently serving as President, Chief Operating Officer and a Director.

INVESTOR RELATIONS PROGRAM DETAILS

Christmas Trading Statement
The Christmas Trading Statement is expected to be announced at 7.30 a.m. EST (12.30 p.m. GMT) on Tuesday, January 11, 2011.  There will be a conference call at 8.30 a.m. EST (1.30 p.m. GMT and 5.30 a.m. Pacific Time) and a simultaneous audio webcast available at www.signetjewelers.com.

13th Annual ICR XChange Conference, Wednesday, January 12, 2011
Signet will be taking part in the ICR XChange Conference on Wednesday, January 12, 2011 at the St. Regis Monarch Beach Resort, Dana Point, California.  Present will be Mike Barnes, Chief Executive Designate and Ron Ristau, CFO.  Mike Barnes, Ron Ristau and Tim Jackson, Investor Relations Director will also be available for meetings at the conference on Thursday, January 13, 2011.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates.  The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in calculating pension assets, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2010 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2010.  Actual results may differ materially from those anticipated in such forward-looking statements.  Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Unaudited condensed consolidated income statements

	13 weeks ended		39 weeks ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
	$million	$million	$million	$million	Notes

Sales	641.8	611.4	2,166.9	2,076.8	2
Cost of sales	(448.2)	(448.4)	(1,442.5)	(1,442.6)

Gross margin	193.6	163.0	724.4	634.2
Selling, general and administrative expenses	(201.5)	(197.3)	(643.7)	(633.9)
Other operating income, net	26.4	28.4	81.3	87.0

Operating income/(loss), net	18.5	(5.9)	162.0	87.3	2
Interest income	0.3	—	0.6	0.7
Interest expense	(6.8)	(7.4)	(21.8)	(27.2)

Income/(loss) before income taxes	12.0	(13.3)	140.8	60.8
Income taxes	(6.0)	4.6	(45.8)	(19.2)

Net income/(loss)	6.0	(8.7)	95.0	41.6

Earnings/(loss) per share – basic	$0.07	$(0.10)	$1.11	$0.49	5
– diluted	$0.07	$(0.10)	$1.10	$0.49	5

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements.

Unaudited condensed consolidated balance sheets

	October 30, 2010	January 30, 2010	October 31, 2009
	$million	$million	$million	Notes

Assets

Current assets:
Cash and cash equivalents	414.9	316.2	139.6
Accounts receivable, net	769.5	858.0	730.3
Other receivables	22.2	27.9	23.9
Other current assets	77.8	75.8	68.4
Deferred tax assets	1.6	2.2	—
Income taxes recoverable	0.9	—	—
Inventories	1,297.4	1,173.1	1,306.0	6

Total current assets	2,584.3	2,453.2	2,268.2

Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $602.6 million, $566.0 million and $585.9 million, respectively	363.3	396.9	413.6
Other intangible assets, net	26.3	24.2	24.9
Other assets	56.5	58.3	55.1
Retirement benefit asset	3.2	—	—
Deferred tax assets	114.0	112.3	110.5

Total assets	3,147.6	3,044.9	2,872.3	2

Liabilities and Shareholders’ equity

Current liabilities:
Loans and overdrafts	266.7	44.1	20.3
Accounts payable	179.3	66.2	140.9
Accrued expenses and other current liabilities	245.3	272.1	230.7
Deferred revenue	128.1	137.7	121.2	7
Deferred tax liabilities	97.7	74.7	54.9
Income taxes payable	—	44.1	21.1

Total current liabilities	917.1	638.9	589.1

Non-current liabilities:
Long-term debt	—	280.0	280.0
Other liabilities	84.8	79.6	78.0
Deferred revenue	336.7	338.0	322.0	7
Retirement benefit obligation	—	4.8	8.9

Total liabilities	1,338.6	1,341.3	1,278.0

Commitments and contingencies (see note 10)

Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 million shares, 85.7 million shares issued and outstanding (January 30, 2010: 85.5 million shares issued and outstanding; October 31, 2009: 85.5 million shares issued and outstanding)	15.4	15.4	15.4
Additional paid-in capital	178.5	169.9	168.8
Other reserves	235.2	235.2	235.2
Treasury shares	—	(1.1)	(1.2)
Retained earnings	1,556.9	1,462.4	1,346.9
Accumulated other comprehensive loss	(177.0)	(178.2)	(170.8)

Total shareholders’ equity	1,809.0	1,703.6	1,594.3

Total liabilities and shareholders’ equity	3,147.6	3,044.9	2,872.3

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements.

Unaudited condensed consolidated statements of cash flows

	13 weeks ended		39 weeks ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
	$million	$million	$million	$million

Cash flows from operating activities
Net income/(loss)	6.0	(8.7)	95.0	41.6
Adjustments to reconcile net income to cash flows provided by operations:
Depreciation of property, plant and equipment	22.0	25.3	65.5	74.7
Amortization of other intangible assets	1.8	2.0	5.8	5.5
Pension	(1.2)	(1.4)	(5.0)	(2.8)
Share-based compensation	3.2	1.2	7.7	4.3
Deferred taxation	16.4	(2.8)	20.1	(2.9)
Facility amendment fees included in net income	0.6	0.6	3.2	4.0
Other non-cash movements	(0.2)	3.9	(1.9)	11.8
(Gain)/loss on disposal of property, plant and equipment	—	—	(0.9)	0.4

Changes in operating assets and liabilities:
Decrease in accounts receivable	27.9	35.9	87.6	95.5
Decrease/(increase) in other receivables	3.6	—	6.1	54.2
(Increase)/decrease in other current assets	(6.3)	(2.3)	1.8	(16.8)
(Increase)/decrease in inventories	(166.2)	(30.1)	(125.9)	86.5
Increase in accounts payable	63.9	47.9	112.0	94.9
Increase/(decrease) in accrued expenses and other liabilities	11.2	14.8	(20.5)	(48.2)
Decrease in deferred revenue	(7.0)	(8.6)	(10.9)	(17.9)
Decrease in income taxes	(33.1)	(23.6)	(43.6)	(34.3)
Effect of exchange rate changes on currency swaps	(0.3)	—	0.8	(1.4)

Net cash (used in)/provided by operating activities	(57.7)	54.1	196.9	349.1

Investing activities
Purchase of property, plant and equipment	(21.7)	(9.6)	(33.3)	(24.4)
Purchase of other intangible assets	(3.4)	(3.3)	(7.9)	(6.0)
Proceeds from sale of property, plant and equipment	—	0.1	1.7	0.1

Net cash flows used in investing activities	(25.1)	(12.8)	(39.5)	(30.3)

Financing activities
Proceeds from issue of common shares	1.0	0.9	2.0	0.9
Facility fees paid	(0.3)	—	(1.3)	(9.3)
Proceeds from/(repayment of) short-term borrowings	12.8	3.6	(6.5)	(171.2)
Repayment of long-term debt	—	—	(50.9)	(100.0)

Net cash flows provided by/(used in) financing activities	13.5	4.5	(56.7)	(279.6)

Cash and cash equivalents at beginning of period	485.4	92.8	316.2	96.8
(Decrease)/increase in cash and cash equivalents	(69.3)	45.8	100.7	39.2
Effect of exchange rate changes on cash and cash equivalents	(1.2)	1.0	(2.0)	3.6

Cash and cash equivalents at end of period	414.9	139.6	414.9	139.6

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements.

Unaudited condensed consolidated statement of shareholders’ equity

	Common shares at par value	Additional paid-in capital	Other reserves	Treasury shares	Retained earnings	Accumulated other comprehensive loss	Total shareholders’ equity
	$million	$million	$million	$million	$million	$million	$million

Balance at January 30, 2010	15.4	169.9	235.2	(1.1)	1,462.4	(178.2)	1,703.6
Net income	—	—	—	—	95.0	—	95.0
Foreign currency translation	—	—	—	—	—	(2.3)	(2.3)
Changes in fair value of derivative instruments, net	—	—	—	—	—	1.5	1.5
Pension plan, net	—	—	—	—	—	2.0	2.0
Share options exercised	—	1.4	—	1.1	(0.5)	—	2.0
Share-based compensation expense	—	7.2	—	—	—	—	7.2

Balance at October 30, 2010	15.4	178.5	235.2	—	1,556.9	(177.0)	1,809.0

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements.

Unaudited condensed consolidated statements of comprehensive income/(loss)

	13 weeks ended		39 weeks ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
	$million	$million	$million	$million

Net income/(loss)	6.0	(8.7)	95.0	41.6
Foreign currency translation	3.6	(5.8)	(2.3)	26.4
Changes in fair value of derivative instruments	5.6	5.4	2.5	(5.1)
Pension plan	1.0	0.9	2.8	2.7
Deferred tax on items recognized in equity	(2.3)	(1.7)	(1.8)	0.7

Comprehensive income/(loss)	13.9	(9.9)	96.2	66.3

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements.

Notes to the interim unaudited condensed consolidated financial statements

1. Principal accounting policies and basis of preparation

Basis of preparation

Signet Jewelers Limited (the “Company”) and its subsidiaries (collectively, “Signet”) is a leading retailer of jewelry, watches and associated services.  Signet manages its business as two geographical segments, being the United States of America (the “US”) and the United Kingdom (the “UK”).  The US segment operates retail stores under brands including Kay Jewelers, Jared The Galleria Of Jewelry and various regional brands, while the UK segment operates retail stores under brands including H.Samuel and Ernest Jones.

These interim unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in Signet’s Annual Report on Form 10-K for the year ended January 30, 2010, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2010.

These interim financial statements are unaudited.  They have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information.  Accordingly, certain information and footnote disclosures normally included in audited consolidated financial statements have been condensed or omitted from these interim financial statements.  However, these interim financial statements include all adjustments (consisting of normal recurring accruals and adjustments) that are, in the opinion of management, necessary to fairly state the results of the interim periods.

Use of estimates in interim financial statements

The preparation of interim financial statements, in conformity with US GAAP and SEC regulations for interim reporting, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated interim financial statements and reported amounts of sales and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates and assumptions are primarily made in relation to the valuation of receivables, inventory and deferred revenue, depreciation and asset impairment, the valuation of employee benefits, income taxes and contingencies.

Seasonality

Signet’s business is highly seasonal with a very significant proportion of its sales and operating profit generated during its fourth quarter, which includes the Christmas season. Management expects such a seasonal fluctuation in sales and profit to continue. Therefore, operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

Correction of immaterial error

During the third quarter of Fiscal 2011, Signet changed its accounting for extended service plans. Previously, revenue from the sale of extended service plans was deferred, net of direct costs arising from the sale, and was recognized in proportion to the historical actual claims incurred. Signet has conducted a review of the claims cost patterns, including estimates of future claims costs expected to be incurred, and concluded that the deferral period required extension and that claims cost is a more appropriate basis for revenue recognition than the number of claims incurred. In addition, Signet now defers all revenues and recognizes direct costs in proportion to the revenue recognized. These changes are in accordance with ASC 605-20-25. The impact resulted in an overstatement of extended service plan revenue and an understatement of deferred revenue. These plans are only sold by the US division and therefore only affect the US segment reporting.

Signet has evaluated the effects individually and in the aggregate and determined that its prior period financial statements are not materially misstated. However, Signet has determined that the cumulative effect of adjusting this in the third quarter of Fiscal 2011 would be material to the Fiscal 2011 financial statements. Therefore, Signet has adjusted the affected prior periods and presented the results in this quarterly report.

As a result of applying this correction, the following consolidated balance sheet, consolidated income statement and consolidated statement of cash flows were impacted as follows:

Impact on consolidated balance sheet	January 30, 2010		October 31, 2009
	$million		$million
	Amounts previously reported	As corrected	Amounts previously reported	As corrected

Assets
Current assets:
Other current assets	58.4	75.8	52.1	68.4
Total current assets	2,435.8	2,453.2	2,251.9	2,268.2
Non-current assets:
Other assets	12.6	58.3	12.5	55.1
Deferred tax assets	54.7	112.3	53.9	110.5
Total assets	2,924.2	3,044.9	2,756.8	2,872.3

Liabilities and Shareholders’ equity
Current liabilities:
Deferred revenue	120.1	137.7	103.0	121.2
Total current liabilities	621.3	638.9	570.9	589.1
Non-current liabilities:
Deferred revenue	140.9	338.0	132.4	322.0
Total liabilities	1,126.6	1,341.3	1,070.2	1,278.0
Total shareholders’ equity	1,797.6	1,703.6	1,686.6	1,594.3
Total liabilities and shareholders’ equity	2,924.2	3,044.9	2,756.8	2,872.3

Impact on consolidated income statement	13 weeks ended		39 weeks ended
	October 31, 2009		October 31, 2009
	$million		$million
	Amounts previously reported	As corrected	Amounts previously reported	As corrected

Sales	613.7	611.4	2,087.1	2,076.8
Cost of sales	(447.9)	(448.4)	(1,444.3)	(1,442.6)
Gross margin	165.8	163.0	642.8	634.2
Operating (loss)/income	(3.1)	(5.9)	95.9	87.3
(Loss)/income before income taxes	(10.5)	(13.3)	69.4	60.8
Income taxes	3.5	4.6	(22.5)	(19.2)
Net (loss)/income	(7.0)	(8.7)	46.9	41.6
(Loss)/earnings per share – basic	$(0.08)	$(0.10)	$0.55	$0.49
– diluted	$(0.08)	$(0.10)	$0.55	$0.49

Impact on consolidated statement of cash flows	13 weeks ended		39 weeks ended
	October 31, 2009		October 31, 2009
	$million		$million
	Amounts previously reported	As corrected	Amounts previously reported	As corrected

Cash flows from operating activities:
Net (loss)/income	(7.0)	(8.7)	46.9	41.6
Adjustments to reconcile net (loss)/income to cash
flows provided by operations:
Deferred income taxes	(1.7)	(2.8)	0.4	(2.9)
Changes in operating assets and liabilities:
Changes in other receivables	(0.4)	—	55.4	54.2
Changes in other current assets	(2.4)	(2.3)	(16.3)	(16.8)
Decrease in deferred revenue	(10.9)	(8.6)	(28.2)	(17.9)
Net cash provided by operating activities	54.1	54.1	349.1	349.1

New accounting pronouncements to be adopted in future periods

Revenue recognition – multi-deliverable arrangements
In October 2009, the FASB issued ASU 2009-13, which amends ASC 605-25 “Revenue Recognition – Multi-Deliverable Arrangements”.  ASU 2009-13 requires arrangement consideration to be allocated to all deliverables at inception using a relative selling price method and establishes a selling price hierarchy for determining the selling price of a deliverable.  The update also expands the disclosure requirements to include additional detail regarding the deliverables, method of calculation of selling price and the timing of revenue recognition.  ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  The adoption of this amendment is not expected to have a material impact on Signet.

Disclosures about the credit quality of financing receivables
In July 2010, the FASB issued ASU 2010-20 “Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (ASU 2010-20), which requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment. The required disclosures include, among other things, a roll forward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators. ASU 2010-20 will be effective for the Company’s financial statements as of January 29, 2011, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period will be required for the Company’s consolidated financial statements that include periods beginning on or after January 30, 2011. Management is currently evaluating the effect that ASU 2010-20 will have on the Company’s future consolidated financial statements.

2. Segment information

The consolidated sales are derived from the retailing of jewelry, watches, other products and services. Signet is managed as two geographical operating segments, being the US and UK divisions. These segments represent channels of distribution that offer similar merchandise and service and have similar marketing and distribution strategies.  Both divisions are managed by executive committees, which report through a divisional Chief Executive to Signet’s Chief Executive who in turn reports to the Board. Each divisional executive committee is responsible for operating decisions within parameters set by the Board. The performance of each segment is regularly evaluated based on sales and operating income. The operating segments do not include certain central costs, which is consistent with the treatment in Signet’s management accounts.  There are no material transactions between the operating segments.

	13 weeks ended		39 weeks ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
	$million	$million	$million	$million

Sales:
US	497.0	457.0	1,737.2	1,626.4
UK, Channel Islands and Republic of Ireland	144.8	154.4	429.7	450.4

Total sales	641.8	611.4	2,166.9	2,076.8

Operating income/(loss), net:
US	25.7	2.0	174.8	103.0
UK, Channel Islands and Republic of Ireland	(1.6)	(3.6)	1.7	(3.9)
Unallocated(1)	(5.6)	(4.3)	(14.5)	(11.8)

Total operating income, net	18.5	(5.9)	162.0	87.3

		October 30, 2010	January 30, 2010	October 31, 2009
		$million	$million	$million

Total assets:
US		2,438.1	2,401.4	2,372.3
UK, Channel Islands and Republic of Ireland		399.8	383.6	422.1
Unallocated		309.7	259.9	77.9

Total assets		3,147.6	3,044.9	2,872.3

(1)	Unallocated principally relates to central costs that are not allocated to the US and UK divisions in Signet’s management accounts.

3. Exchange rates

The exchange rates used in these interim financial statements for the translation of UK pound sterling transactions and balances into US dollars are as follows:
	39 weeks ended October 30, 2010	52 weeks ended January 30, 2010	39 weeks ended October 31, 2009

Income statement (average rate)	1.53	1.59	1.57
Balance sheet (closing rate)	1.60	1.60	1.64

The year-to-date average exchange rate is used to prepare the income statement for the 39 weeks ended October 30, 2010 and is calculated from the weekly average exchange rates weighted by sales of the UK division. The income statement for the 13 weeks ended October 30, 2010 is calculated as the difference between the income statement for the 39 weeks ended October 30, 2010 and the previously reported income statement for the 26 weeks ended July 31, 2010. Therefore, the third quarter’s income statement includes the impact of the change in the year-to-date exchange rates between these quarter ends.

4. Taxation

Signet has business activity in all states within the US and files income tax returns for the US federal jurisdiction and all applicable states. Signet also files income tax returns in the UK and certain other foreign jurisdictions. Signet is subject to US federal and state examinations by tax authorities for tax years after October 28, 2006 and is subject to examination by the UK tax authority for tax years after January 31, 2008.

As of January 30, 2010, Signet had approximately $14.9 million of unrecognized tax benefits in respect of uncertain tax positions, all of which would favorably affect the effective income tax rate if resolved in Signet’s favor. These unrecognized tax benefits relate to financing arrangements and intra-group charges which are subject to different and changing interpretations of tax law.

During the 39 weeks ended October 30, 2010, agreement was reached in respect of the treatment of certain financing arrangements in the UK and a cash settlement was paid of approximately $1.7 million, excluding interest thereon. A benefit of approximately $2.7 million has been recognized in income tax expense for the 39 weeks ended October 30, 2010.

During the 39 weeks ended October 30, 2010, the statute of limitations expired in the US in respect of the tax year ended October 28, 2006 with no adjustment to taxable income. A benefit of approximately $1.8 million has been recognized in income tax expense for the 39 weeks ended October 30, 2010.

Apart from the above, there has been no material change in the amount of unrecognized tax benefits in respect of uncertain tax positions during the 39 weeks ended October 30, 2010.

Signet recognizes accrued interest and, where appropriate, penalties related to unrecognized tax benefits within income tax expense. As of January 30, 2010, Signet had accrued interest of $2.2 million and there has been no material change in the amount of accrued interest as of October 30, 2010.

Over the next twelve months, management believes that it is reasonably possible that there could be a reduction of substantially all of the unrecognized tax benefits as of January 30, 2010, due to settlement of the uncertain tax positions with the tax authorities.

5. Earnings per share
	13 weeks ended		39 weeks ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009

Net income/(loss) ($million)	6.0	(8.7)	95.0	41.6

Basic weighted average number of shares in issue (million)	85.7	85.4	85.6	85.3
Dilutive effect of share options (million)	0.6	—	0.6	0.3

Diluted weighted average number of shares in issue (million)	86.3	85.4	86.2	85.6

Earnings/(loss) per share – basic	$0.07	$(0.10)	$1.11	$0.49
Earnings/(loss) per share – diluted	$0.07	$(0.10)	$1.10	$0.49

The basic weighted average number of shares excludes shares held by the Employee Stock Ownership Trust or as Treasury Shares as such shares are not considered outstanding and do not qualify for dividends. The effect of this is to reduce the average number of shares in the 13 and 39 week periods ended October 30, 2010 by 10,748 and 11,490 shares respectively (13 and 39 week periods ended October 31, 2009: 60,803 and 74,882 shares respectively).  The calculation of fully diluted earnings per share for the 13 and 39 week periods ended October 30, 2010 excludes options to purchase 928,000 and 941,178 shares respectively (13 and 39 week periods ended October 31, 2009: 3,682,313 and 2,787,864 shares respectively) on the basis that their effect on earnings per share was anti-dilutive.

6. Inventories

	October 30, 2010	January 30, 2010	October 31, 2009
	$million	$million	$million

Raw materials	7.5	9.5	5.4
Finished goods	1,289.9	1,163.6	1,300.6

Total inventory	1,297.4	1,173.1	1,306.0

7. Deferred revenue
	October 30, 2010	January 30, 2010	October 31, 2009
	$million	$million	$million

Warranty deferred revenue	458.4	458.3	436.1
Other	6.4	17.4	7.1

Total deferred revenue	464.8	475.7	443.2

Disclosed as:
Current liabilities	128.1	137.7	121.2
Non-current liabilities	336.7	338.0	322.0

Total deferred revenue	464.8	475.7	443.2

	13 weeks ended		39 weeks ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
	$million	$million	$million	$million

Warranty deferred revenue, beginning of period	465.9	444.6	458.3	440.6
Warranties sold	29.7	27.1	110.6	101.2
Revenues recognized	(37.2)	(35.6)	(110.5)	(105.7)

Warranty deferred revenue, end of period	458.4	436.1	458.4	436.1

8. Derivative instruments and hedging activities

Signet is exposed to foreign currency exchange risk arising from various currency exposures.  Signet enters into forward foreign currency exchange contracts and foreign currency option contracts, principally in US dollars, in order to limit the impact of movements in foreign exchange rates on its forecast foreign currency purchases.  The total notional amount of these foreign currency contracts outstanding as of October 30, 2010 was $46.9 million (January 30, 2010: $37.2 million; October 31, 2009: $56.3 million).  These contracts have been designated as cash flow hedges and will be settled over the next 15 months (January 30, 2010: 17 months; October 31, 2009: 21 months).

Signet enters into forward purchase contracts and option purchase contracts for commodities in order to reduce its exposure to significant movements in the price of the underlying precious metal raw material.  The total notional amount of commodity contracts outstanding as of October 30, 2010 was $75.3 million (January 30, 2010: $100.0 million; October 31, 2009: $47.4 million). These contracts have been designated as cash flow hedges and will be settled over the next 15 months (January 30, 2010: 12 months; October 31, 2009: 15 months).

For derivatives that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same period in which the hedged item affects net income or loss.  Gains and losses on derivatives that do not qualify for hedge accounting, together with any hedge ineffectiveness, are recognized immediately in other operating income, net.  Signet does not hold derivative contracts for trading purposes.

Foreign currency contracts not designated as cash flow hedges are used to hedge currency flows through Signet’s bank accounts to ensure Signet is not exposed to foreign currency exchange risk in its cash and borrowings.

On October 28, 2010 Signet entered into an interest rate protection agreement in relation to the prepayment of the $229.1 million of outstanding Fixed Rate Investor Certificate Notes (the “Private Placement Notes”) on November 26, 2010. This prepayment requires the payment of a premium determined by the ’Make Whole’ provision in the agreement governing the Private Placement Notes. The ‘Make Whole’ will be determined by reference to medium term US Treasury yields on November 23, 2010 and therefore without this protection agreement Signet would have been exposed to the changes in US Treasury yields between October 27, 2010, the notification date of the prepayment, and November 23, 2010, the date the ‘Make Whole’ is determined.

The notional value of the interest rate protection agreement is $267.9 million and as at October 30, 2010 the fair value of the agreement was $0.0 million. The agreement terminates on November 23, 2010.

The bank counterparties to the derivative contracts expose Signet to credit-related losses in the event of their nonperformance. However, to mitigate that risk, Signet only contracts with counterparties that meet certain minimum requirements under its counterparty risk assessment process. As of October 30, 2010, the Company believes that this credit risk did not materially change the fair value of the foreign currency or commodity contracts.

The following table summarizes the fair value and presentation of derivative instruments in the condensed consolidated balance sheets:
	Derivative assets
		Fair value
	Balance sheet location	October 30, 2010 $million	January 30, 2010 $million	October 31, 2009 $million

Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	0.3	0.6	2.2
Commodity contracts	Other current assets	6.9	2.4	5.4

		7.2	3.0	7.6

Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	—	—	—

		—	—	—

Total derivative assets		7.2	3.0	7.6

	Derivative liabilities
		Fair value
	Balance sheet location	October 30, 2010 $million	January 30, 2010 $million	October 31, 2009 $million

Derivatives designated as hedging instruments:
Foreign currency contracts	Other current liabilities	(1.0)	(0.4)	(1.3)
Commodity contracts	Other current liabilities	—	(1.6)	(0.1)

		(1.0)	(2.0)	(1.4)

Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current liabilities	(0.4)	—	(0.1)

		(0.4)	—	(0.1)

Total derivative liabilities		(1.4)	(2.0)	(1.5)

The following tables summarize the effect of derivative instruments on the unaudited condensed consolidated income statements:

	Amount of gain/(loss) recognized in OCI on derivatives (Effective portion)		Location of gain/(loss) reclassified from accumulated OCI into income (Effective portion)	Amount of gain/(loss) reclassified from accumulated OCI into income (Effective portion)
	13 weeks ended			13 weeks ended
	October 30, 2010 $million	October 31, 2009 $million		October 30, 2010 $million	October 31, 2009 $million

Derivatives in cash flow hedging relationships:
Foreign currency contracts	(1.0)	0.9	Cost of sales	1.0	0.8
Commodity contracts	10.6	6.7	Cost of sales	3.0	1.4

Total	9.6	7.6		4.0	2.2

	Amount of gain/(loss) recognized in OCI on derivatives (Effective portion)		Location of gain/(loss) reclassified from accumulated OCI into income (Effective portion)	Amount of gain/(loss) reclassified from accumulated OCI into income (Effective portion)
	39 weeks ended			39 weeks ended
	October 30, 2010 $million	October 31, 2009 $million		October 30, 2010 $million	October 31, 2009 $million

Derivatives in cash flow hedging relationships:
Foreign currency contracts	(0.5)	(5.1)	Cost of sales	3.9	5.1
Commodity contracts	17.0	4.6	Cost of sales	10.1	(0.5)

Total	16.5	(0.5)		14.0	4.6

The ineffective portion of hedging instruments taken into other operating income, net in the 13 and 39 weeks ended October 30, 2010 was $0.0 million and a $0.4 million profit respectively (13 and 39 weeks ended October 31, 2009: $0.0 million).

		Amount of gain/(loss) recognized in income on derivatives
	Location of gain/(loss) recognized in income on derivatives	13 weeks ended
		October 30, 2010 $million	October 31, 2009 $million

Derivatives not designated as hedging instruments:
Foreign currency contracts	Other operating income, net	0.1	—

Total		0.1	—

		Amount of gain/(loss) recognized in income on derivatives
	Location of gain/(loss) recognized in income on derivatives	39 weeks ended
		October 30, 2010 $million	October 31, 2009 $million

Derivatives not designated as hedging instruments:
Foreign currency contracts	Other operating income, net	(0.4)	—

Total		(0.4)	—

The estimated fair value of Signet’s financial instruments held or issued to finance Signet’s operations is summarized below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that Signet would realize upon disposition nor do they indicate Signet’s intent or ability to dispose of the financial instrument. Assets and liabilities that are carried at fair value are required to be classified and disclosed in one of the following three categories:

Level 1 - quoted market prices in active markets for identical assets and liabilities

Level 2 - observable market based inputs or unobservable inputs that are corroborated by market data

Level 3 - unobservable inputs that are not corroborated by market data

Signet determines fair value based upon quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment.  The methods Signet uses to determine fair value on an instrument-specific basis are detailed below:

	October 30, 2010		January 30, 2010		October 31, 2009
	$million		$million		$million
	Carrying Value	Significant other observable inputs (Level 2)	Carrying Value	Significant other observable inputs (Level 2)	Carrying Value	Significant other observable inputs (Level 2)

Assets:
Forward foreign currency contracts and swaps	0.3	0.3	0.6	0.6	2.2	2.2
Forward commodity contracts	6.9	6.9	2.4	2.4	5.4	5.4
Liabilities:
Borrowings	(266.7)	(311.9)	(324.1)	(371.3)	(300.3)	(317.8)
Forward foreign currency contracts and swaps	(1.4)	(1.4)	(0.4)	(0.4)	(1.4)	(1.4)
Forward commodity contracts	—	—	(1.6)	(1.6)	(0.1)	(0.1)

The fair value of derivative financial instruments has been determined based on market value equivalents at the balance sheet date, taking into account the current interest rate environment, current foreign currency forward rates or current commodity forward rates. These are held as assets and liabilities within other receivables and other payables, and all contracts have a maturity of less than 15 months. At October 30, 2010, Signet held $229.1 million (January 30, 2010 and October 31, 2009: $280.0 million) of Private Placement Notes under a Note Purchase Agreement. The fair value of this debt is determined by discounting to present value the known future coupon and final Note redemption amounts at market yields as of the balance sheet date. The carrying amounts of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these amounts. See Notes 12 and 13.

9. Pensions

Signet operates a defined benefit pension scheme in the UK (the “Group Scheme”).  The components of net periodic pension cost were as follows:

	13 weeks ended		39 weeks ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
	$million	$million	$million	$million

Components of net periodic benefit cost:
Service cost	1.3	1.1	3.9	3.2
Interest cost	2.6	2.7	7.5	7.9
Expected return on Group Scheme assets	(3.2)	(2.8)	(9.2)	(8.2)
Amortization of unrecognized prior service credit	(0.2)	(0.3)	(0.7)	(0.8)
Amortization of unrecognized actuarial loss	1.2	1.3	3.5	3.5

Net periodic benefit cost	1.7	2.0	5.0	5.6

In the 39 weeks to October 30, 2010, Signet contributed $10.0 million to the Group Scheme and expects to contribute a minimum aggregate of $13.3 million at current exchange rates to the Group Scheme in Fiscal 2011. These contributions are in accordance with a deficit recovery plan that was in response to the funding deficit indicated by the April 5, 2009 actuarial valuation.

10. Commitments and contingencies

Legal proceedings

In March 2008, private plaintiffs filed a class action lawsuit for an unspecified amount against Sterling Jewelers Inc. (“Sterling”), a subsidiary of Signet, in the U.S. District Court for the Southern District of New York federal court alleging that US store-level employment practices are discriminatory as to compensation and promotional activities. On September 23, 2008, the US Equal Employment Opportunities Commission (“EEOC”) filed a lawsuit against Sterling in the U.S. District Court for the Western District of New York. The EEOC’s lawsuit alleges that Sterling engaged in a pattern or practice of gender discrimination with respect to pay and promotions of female retail store employees from January 1, 2003 to the present. The EEOC asserts claims for unspecified monetary relief and non-monetary relief against the Company on behalf of a class of female employees subjected to these alleged practices. Sterling denies the allegations from both parties and intends to defend them vigorously.

11. Share-based compensation expense

Signet recorded net share-based compensation expense of $3.2 million and $7.7 million for the 13 and 39 weeks ended October 30, 2010 respectively ($1.2 million and $4.3 million for the 13 and 39 weeks ended October 31, 2009 respectively). This is after charging $0.5 million and $0.5 million for the 13 and 39 weeks ended October 30, 2010 respectively ($0.0 million and $0.1 million for the 13 and 39 weeks ended October 31, 2009 respectively), that relates to the change in fair value during the period of certain awards that have an inflation related performance condition and are accounted for as liability awards.

12. Loans, overdrafts and long-term debt

At October 30, 2010, $229.1 million aggregate principal amount of Private Placement Notes were outstanding.

Signet maintains a $300 million revolving credit facility with a maturity date of June 26, 2013.  In October 2010, this facility was amended to eliminate the obligation to reduce the amount of the facility by 60% of any reduction in net debt from the prior year; revise the fixed charge cover covenant as defined in the agreement to 1.55:1 for the remaining duration of the agreement; delete the annual limit on capital expenditure; increase the aggregate costs of assets that may be acquired in any fiscal year to $50.0 million and remove any restrictions on payments of dividends and share repurchases. At October 30, 2010 and October 31, 2009, no amounts were outstanding under this facility.

13. Subsequent events

On October 27, 2010, Signet notified the holders of its Private Placement Notes that it was exercising its right to prepay in full the $229.1 million of outstanding Private Placement Notes on November 26, 2010 (the “Prepayment Date”). The prepayment requires the payment of all accrued interest up to the Prepayment Date, plus a premium determined by the ‘Make Whole’ provision contained in the agreement governing the Private Placement Notes. The ‘Make Whole’ premium will be determined on November 23, 2010, is dependent on medium term US Treasury yields, and is expected to be approximately $47 million.

14. Non-GAAP measures

A number of non-GAAP measures are used by management to analyze and manage the performance of the business, and the required disclosures for these non-GAAP measures are given below. Management does not, nor does it suggest investors should consider such non-GAAP measures in isolation from, or in substitution for, information prepared in accordance with US GAAP.

Same store sales growth

Same store sales growth is determined by comparison of sales in stores that were open in both the current and the prior year. Sales from stores that have been open for less than 12 months are excluded from the comparison until their 12-month anniversary. Sales from the 12-month anniversary onwards are compared against the equivalent prior period sales within the comparable store sales comparison.  Stores closed in the current financial period are included up to the date of closure and the comparative period is correspondingly adjusted.  Stores that have been relocated or expanded, but remain within the same local geographic market, are included within the comparison with no adjustment to either the current or comparative period.  Stores that have been refurbished are also included within the comparison except for the period when the refurbishment is taking place, when those stores are excluded from the comparison both for the current year and for the comparative period.  Comparisons at divisional level are made in local currency and consolidated comparisons are made at constant exchange rates and exclude the effect of exchange rate movements by recalculating the prior period results as if they had been generated at the weighted average exchange rate for the current period. E-commerce sales are included in the calculation of sales for the period and the comparative figures from the anniversary of the launch of the relevant website.

Exchange translation impact

Signet has historically used constant exchange rates to compare period-to-period changes in certain financial data. Management considers this a useful measure for analyzing and explaining changes and trends in Signet’s results. The impact of the re-calculation of sales; cost of sales; gross margin; selling, general and administrative expenses; operating income; income before  income taxes; net income and earnings per share at constant exchange rates, including a reconciliation to Signet’s US GAAP results, is analyzed below.

	13 weeks ended		Change as	Impact of	At constant	Change at
	October 30, 2010	October 31, 2009	reported	exchange rate movement	exchange rates (non-GAAP)	constant exchange rates (non-GAAP)
	$million	$million	%	$million	$million	%

US	497.0	457.0	8.8%	—	457.0	8.8%
UK, Channel Islands and Republic of Ireland	144.8	154.4	-6.2%	(5.7)	148.7	-2.6%

Sales	641.8	611.4	5.0%	(5.7)	605.7	6.0%
Cost of sales	(448.2)	(448.4)	0.0%	4.1	(444.3)	0.9%

Gross margin	193.6	163.0	18.8%	(1.6)	161.4	20.0%
Selling, general and administrative expenses	(201.5)	(197.3)	2.1%	1.7	(195.6)	3.0%
Other operating income, net	26.4	28.4	-7.0%	—	28.4	-7.0%

Operating income/(loss), net	18.5	(5.9)	nm	0.1	(5.8)	nm
Interest income	0.3	—	nm	—	—	nm
Interest expense	(6.8)	(7.4)	-8.1%	—	(7.4)	-8.1%

Income/(loss) before income taxes	12.0	(13.3)	nm	0.1	(13.2)	nm
Income taxes	(6.0)	4.6	nm	(0.1)	4.5	nm

Net income/(loss)	6.0	(8.7)	nm	—	(8.7)	nm

Earnings/(loss) per share – basic	$0.07	$(0.10)	nm	—	$(0.10)	nm
Earnings/(loss) per share – diluted	$0.07	$(0.10)	nm	—	$(0.10)	nm

Operating income/(loss), net
US	25.7	2.0	nm	—	2.0	nm
UK, Channel Islands and Republic of Ireland	(1.6)	(3.6)	-55.6%	—	(3.6)	-55.6%
Unallocated	(5.6)	(4.3)	-30.2%	0.1	(4.2)	-33.3%

Operating income/(loss), net	18.5	(5.9)	nm	0.1	(5.8)	nm

nm = not material

	39 weeks ended		Change as	Impact of	At constant	Change at
	October 30, 2010	October 31, 2009	reported	exchange rate movement	exchange rates (non-GAAP)	constant exchange rates (non-GAAP)
	$million	$million	%	$million	$million	%

US	1,737.2	1,626.4	6.8%	—	1,626.4	6.8%
UK, Channel Islands and Republic of Ireland	429.7	450.4	-4.6%	(11.5)	438.9	-2.1%

Sales	2,166.9	2,076.8	4.3%	(11.5)	2,065.3	4.9%
Cost of sales	(1,442.5)	(1,442.6)	0.0%	8.4	(1,434.2)	0.6%

Gross margin	724.4	634.2	14.2%	(3.1)	631.1	14.8%
Selling, general and administrative expenses	(643.7)	(633.9)	1.5%	3.4	(630.5)	2.1%
Other operating income, net	81.3	87.0	-6.6%	—	87.0	-6.6%

Operating income, net	162.0	87.3	85.6%	0.3	87.6	84.9%
Interest income	0.6	0.7	-14.3%	—	0.7	-14.3%
Interest expense	(21.8)	(27.2)	-19.9%	—	(27.2)	-19.9%

Income before income taxes	140.8	60.8	131.6%	0.3	61.1	130.4%
Income taxes	(45.8)	(19.2)	138.5%	(0.1)	(19.3)	137.3%

Net income	95.0	41.6	128.4%	0.2	41.8	127.3%

Earnings per share – basic	$1.11	$0.49	126.5%	—	$0.49	126.5%
Earnings per share – diluted	$1.10	$0.49	124.5%	—	$0.49	124.5%

Operating income, net
US	174.8	103.0	69.7%	—	103.0	69.7%
UK, Channel Islands and Republic of Ireland	1.7	(3.9)	nm	—	(3.9)	nm
Unallocated	(14.5)	(11.8)	22.9%	0.3	(11.5)	26.1%

Operating income, net	162.0	87.3	85.6%	0.3	87.6	84.9%

Net income adjusted for non-cash items

Net income adjusted for non-cash items shows the amount of net cash flow generated from Signet’s operating activities before changes in operating assets and liabilities. It is a useful measure to summarize the cash generated from activities reported in the income statement.

Net cash or net debt

Net cash or net debt is the total of loans and overdrafts, long-term debt and cash and cash equivalents, and it is helpful in providing a measure of indebtedness of the business.

	October 30, 2010	January 30, 2010	October 31, 2009
	$million	$million	$million

Long-term debt	—	(280.0)	(280.0)
Loans and overdrafts	(266.7)	(44.1)	(20.3)
	(266.7)	(324.1)	(300.3)
Cash and cash equivalents	414.9	316.2	139.6

Net cash/(net debt)	148.2	(7.9)	(160.7)

Free cash flow

Free cash flow is a non-GAAP measure defined as the net cash provided by operating activities less net cash flows used in investing activities. Management considers that it is helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business.  Free cash flow does not represent the residual cash flow available for discretionary expenditure.

	13 weeks ended		39 weeks ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
	$million	$million	$million	$million

Net cash (used in)/provided by operating activities	(57.7)	54.1	196.9	349.1
Net cash flows used in investing activities	(25.1)	(12.8)	(39.5)	(30.3)

Free cash flow	(82.8)	41.3	157.4	318.8

Item 8.01  Other Events.

During the third quarter of Fiscal 2011, Signet changed the period of revenue and cost deferral for its extended service plans.  Signet has adjusted in the third quarter of Fiscal 2011 for the affected prior periods.  Additional information regarding the correction of immaterial errors is given in Note 1 in the attached press release.

Signet is furnishing the following information on a quarterly basis for the period from the first quarter of Fiscal 2010 to the second quarter of Fiscal 2011 to reflect the impact of this correction upon Signet's unaudited condensed consolidated balance sheet, unaudited condensed consolidated income statement and unaudited condensed consolidated statement of cash flows.  This is for informational purposes only and is being provided to give investors and analysts additional information.There has been no change to Signet's previously reported consolidated operating results, financial condition or cash flows.  This quarterly information will be included in Signet's respective applicable future filings for comparative purposes.

Impact of Immaterial Error on Condensed Consolidated Balance Sheet
(Unaudited)
	Fiscal 2010				Fiscal 2011
	Q1	Q2	Q3	Q4	Q1	Q2
	$m	$m	$m	$m	$m	$m
Assets:
Current assets:
Other current assets	74.3	68.2	68.4	75.8	69.0	67.5
Total current assets	2,305.7	2,230.8	2,268.2	2,453.2	2,465.7	2,503.4
Non-current assets:
Other assets	52.4	54.7	55.1	58.3	59.1	57.2
Deferred tax assets	113.7	109.6	110.5	112.3	111.4	114.9
Total assets	2,932.9	2,849.9	2,872.3	3,044.9	3,035.0	3,063.3

Liabilities and shareholders' equity:
Current liabilities:
Deferred revenue	128.6	119.8	121.2	137.7	134.7	129.0
Total current liabilities	687.4	547.3	589.1	638.9	631.7	623.2
Non-current liabilities:
Deferred revenue	329.6	332.3	322.0	338.0	343.6	342.7
Total liabilities	1,382.3	1,247.9	1,278.0	1,341.3	1,285.1	1,271.9
Total shareholders' equity	1,550.6	1,602.0	1,594.3	1,703.6	1,749.9	1,791.4
Total liabilities and shareholders' equity	2,932.9	2,849.9	2,872.3	3,044.9	3,035.0	3,063.3

Impact of Immaterial Error on Condensed Consolidated Income Statement
(Unaudited)

	Fiscal 2010					Fiscal 2011
	Q1	Q2	Q3	Q4	Full year	Q1	Q2
	$m	$m	$m	$m	$m	$m	$m
Sales	758.1	707.3	611.4	1,196.8	3,273.6	805.4	719.7
Cost of sales	(505.5)	(488.7)	(448.4)	(765.4)	(2,208.0)	(511.8)	(482.5)
Gross margin	252.6	218.6	163.0	431.4	1,065.6	293.6	237.2
Operating income/(loss), net	49.5	43.7	(5.9)	177.2	264.5	82.8	60.7
Income/(loss) before income taxes	38.5	35.6	(13.3)	169.7	230.5	74.1	54.7
Income taxes	(14.0)	(9.8)	4.6	(54.2)	(73.4)	(23.8)	(16.0)
Net income/(loss)	24.5	25.8	(8.7)	115.5	157.1	50.3	38.7
Earnings/(loss) per share - basic	$0.29	$0.30	$(0.10)	$1.35	$1.84	$0.59	$0.45
- diluted	$0.29	$0.30	$(0.10)	$1.34	$1.83	$0.58	$0.45

Impact of Immaterial Error on Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Fiscal 2010					Fiscal 2011
	Q1	Q2	Q3	Q4	Full year	Q1	Q2
	$m	$m	$m	$m	$m	$m	$m
Cash flows from operating activities:
Net income/(loss)	24.5	25.8	(8.7)	115.5	157.1	50.3	38.7
Adjustments to reconcile net income/(loss) to cash flows provided by operations:
Deferred income taxes	(3.7)	3.6	(2.8)	14.1	11.2	5.3	(1.6)
Changes in operating assets and liabilities:
Changes in other receivables	15.8	38.4	0.0	(7.0)	47.2	2.3	0.2
Changes in other current assets	(18.9)	4.4	(2.3)	(12.5)	(29.3)	9.5	(1.4)
Changes in deferred revenue	(2.5)	(6.8)	(8.6)	32.7	14.8	2.8	(6.7)
Net cash provided by operating activities	198.0	97.0	54.1	166.3	515.4	184.2	70.4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED

Date: November 23, 2010	By:	/s/ Mark Jenkins
Mark Jenkins
Group Company Secretary